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                                                                    EXHIBIT 23.2


                              CONSENT OF KPMG LLP


The Board of Directors
AccuMed International, Inc.:

We hereby consent to the incorporation by reference in the registration statement on Form S-2 of our report dated March 8, 2001, relating to the consolidated balance sheets of AccuMed International, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in Form 8-K filed by Molecular Diagnostics, Inc.

Our report dated March 8, 2001 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                 /s/ KPMG LLP

Chicago, Illinois
September 28, 2001